Exhibit 99.1

FOR IMMEDIATE RELEASE

LEADING INDEPENDENT PROXY ADVISORY FIRM GLASS LEWIS
RECOMMENDS WHLR SHAREHOLDERS VOTE “FOR”
ALL OF THE COMPANY’S NOMINEES ON THE WHITE PROXY CARD

Virginia Beach, VA – December 11, 2019 – Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR) (“Wheeler” or the “Company”), a fully-integrated, self-managed commercial real estate investment company focused on owning and operating income-producing retail properties with a primary focus on grocery-anchored centers, today announced that Glass Lewis, a prominent proxy advisory firm, has issued its recommendation for shareholders to vote FOR THE COMPANY’S NOMINEES on its WHITE proxy card.

Glass Lewis has identified WHLR’s ongoing efforts to return shareholder value through the execution of its plan and the continued refreshment of its Board versus Stilwell’s lack of any substantive ideas or additive candidates and Stilwell’s lack of transparency regarding his associations and business practices.

Excerpts from the report are as follows:

1.
“The Trust -- which is, by all relevant measures, still in the midst of its "Wheeler 2.0" turnaround initiative – has continued to display a willingness to prudently pursue portfolio realignment and deleveraging, with a stretch objective of resuming a sustainable distribution program once the Trust returns to a more stable capital structure. These changes are being supported by a significantly revamped board room, helmed by an independent chairman representing one of Wheeler's larger investors. Thus, while there remain substantial challenges for the Trust, we believe the board has already been favorably augmented and is overseeing a sound restructuring program at this time.”

2.
“Upon review, we believe Stilwell has presented Wheeler investors little more than a fractionally updated iteration of its failed 2018 campaign, offering a substantially similar candidate slate and an alternative operating strategy which represents an improvement over the Dissident's previously vacant plan only as a simple matter of default.”

3.
“While we are in no position to comment on the credibility of the claims levied by any of the group's current and former members, we would nevertheless suggest the pronounced gravity of the implied ethical concern demands unambiguous transparency toward other Wheeler investors. In this regard, we consider Mr. Stilwell's existing response -- which makes no effort to address the issue in direct terms or refute any of the now widely reported claims -- appears to fall fundamentally short of candor. This readily raises question as to whether Mr. Stilwell might adopt a similar approach to transparency and frankness if elected to the Wheeler board. As a result, in the absence of further public disclosure on the matter, we believe this issue works against what we already consider to be a weak case by the Dissident.”

The WHLR Board reminds shareholders that every vote is important and unanimously recommends that all shareholders vote “FOR” all of WHLR’s highly qualified director nominees on the WHITE proxy card and discard any green proxy card that you may have received from Stilwell.

Every shareholder’s vote is extremely important regardless of how many shares are owned!

Any shareholders that have already voted on Stilwell’s green proxy card, have every right to change their votes by voting a new WHITE Proxy Card. Only the last dated proxy card will count.

Shareholders are reminded that they can vote by Internet, telephone or by signing and dating the WHITE Proxy Card and mailing it in the postage paid envelope provided. Additional information regarding the proxy contest is available at https://ir.whlr.us/proxy-materials.

Shareholders with questions or needing additional assistance should contact WHLR’s proxy solicitor, MacKenzie Partners, Inc. toll-free at (800) 322-2885 or at (212) 929-5500 or via email to proxy@mackenziepartners.com.

ABOUT WHEELER REAL ESTATE INVESTMENT TRUST, INC.
Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. is a fully-integrated, self-managed commercial real estate investment company focused on owning and operating income-producing retail properties with a primary focus on grocery-anchored centers. Wheeler’s portfolio contains well-located, potentially dominant retail properties in secondary and tertiary markets that generate attractive, risk-adjusted returns, with a particular emphasis on grocery-anchored retail centers. For additional information about the Company, please visit: www.whlr.us.

FORWARD-LOOKING STATEMENTS
This press release may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. When the Company uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions that do not relate solely to historical matters, it is making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause the actual results to differ materially from the Company’s expectations discussed in the forward-looking statements. The Company’s expected results may not be achieved, and actual results may differ materially from expectations. Specifically, the Company’s statements regarding ability to produce income from grocery-anchored retail properties, its ability to execute on its operating plan and its ability to create long-term value for shareholders are forward-looking statements are forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. For these reasons, among others, investors are cautioned not to place undue reliance upon any forward-looking statements in this press release.

Additional factors are discussed in the Company's filings with the U.S. Securities and Exchange Commission, which are available for review at www.sec.gov. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

IMPORTANT ADDITIONAL INFORMATION
The Company, its directors, director nominees, and certain of its executive officers are participants in the solicitation of proxies from the Company’s stockholders in connection with matters to be considered at the Company’s 2019 Annual Meeting of Stockholders (the “2019 Annual Meeting”). The Company has filed a definitive proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies from the Company’s stockholders. STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the identities of the Company’s directors and executive officers, and their direct or indirect interests, by security holdings or otherwise, are set forth in the proxy statement and other materials filed with the SEC in connection with the 2019 Annual Meeting. Stockholders can obtain the proxy statement, any amendments or supplements to the proxy statement, and any other documents filed by the Company with the SEC at no charge at the

SEC’s website at www.sec.gov. These documents are also available at no charge in the “SEC Filings” or “Proxy Materials” sections of the Company’s website at www.whlr.us.

CONTACT
Mary Jensen – Investor Relations
(757) 627-9088
mjensen@whlr.us